As filed with the Securities and Exchange Commission on February 26, 1999

                                                          Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                                    FORM S-6

                    For Registration Under the Securities Act
                    of 1933 of Securities of Unit Investment
                        Trusts Registered on Form N-8B-2
                              ---------------------

A.         EXACT NAME OF TRUST:

           Schwab Trusts, Schwab Ten Trust, 1999 Series A

B.         NAME OF DEPOSITORS:

           Charles Schwab & Co., Inc.           Reich & Tang Distributors, Inc.

C.         COMPLETE ADDRESS OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:

           Charles Schwab & Co., Inc.           Reich & Tang Distributors, Inc.
           101 Montgomery Street                600 Fifth Avenue
           San Francisco, California 94104      New York, New York 10020

D.         NAME AND COMPLETE ADDRESS OF AGENT FOR SERVICE:

                                                                                       Copy to:
           FRANCES COLE, ESQ.                 PETER J. DEMARCO                         MICHAEL R. ROSELLA, Esq.
           Charles Schwab & Co., Inc.         Reich & Tang Distributors, Inc.          Battle Fowler LLP
           101 Montgomery Street              600 Fifth Avenue                         75 East 55th Street
           San Francisco, California 94104    New York, New York 10020                 New York, New York 10022
                                                                                       (212) 856-6858

E.         TITLE AND AMOUNT OF SECURITIES BEING REGISTERED:

           An indefinite number of Units of Schwab Trusts, Schwab Ten Trust, 1999 Series A is being registered under the Securities Act of 1933 pursuant to Section 24(f) of the Investment Company Act of 1940, as amended, and Rule 24f-2 thereunder.

F. PROPOSED MAXIMUM AGGREGATE OFFERING PRICE TO THE PUBLIC OF THE SECURITIES BEING REGISTERED:

           Indefinite

G.         AMOUNT OF FILING FEE:

           No filing fee required.

H.         APPROPRIATE DATE OF PROPOSED PUBLIC OFFERING:

           As soon as practicable after the effective date of the Registration Statement.

           The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on each date as the Commission, acting pursuant to said Section 8(a), may determine.



717909.1

                 Subject to Completion, Dated February 26, 1999

--------------------------------------------------------------------------------
                                 Charles Schwab
--------------------------------------------------------------------------------
                                  SCHWAB TRUSTS
                         SCHWAB TEN TRUST, 1999 SERIES A


           The final prospectus for a prior Series of Schwab Trusts, Schwab Ten Trust is hereby incorporated by reference and used as a preliminary prospectus for Schwab Trusts, Schwab Ten Trust, 1999 Series A. Except as indicated below, the narrative information and structure of the final prospectus which includes the new Trust will be substantially the same as that of the previous prospectus. Information with respect to this Trust, including pricing, the size and composition of the Trust portfolio, the number of units of the Trust, dates and summary information regarding the characteristics of securities to be deposited in the Trust is not now available and will be different from that shown since each trust has a unique portfolio. Accordingly, the information contained herein with regard to the previous Trust should be considered as being included for informational purposes only. Investors should contact account executives of the underwriters who will be informed of the expected effective date of this Trust and who will be supplied with complete information with respect to such Trust on the day of and immediately prior to the effectiveness of the registration statement relating to units of the Trust.



================================================================================

================================================================================

     The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

                      PROSPECTUS PART A DATED APRIL  ,1999

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

TF6241

                                       A-1
662778.1

          PART II -- ADDITIONAL INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM A -- BONDING ARRANGEMENTS

           The employees of Reich & Tang Distributors L.P. are covered under Brokers' Blanket Policy, Standard Form 14, in the amount of $11,000,000 (plus $196,000,000 excess coverage under Brokers' Blanket Policies, Standard Form 14 and Form B Consolidated). This policy has an aggregate annual coverage of $15 million.

ITEM B -- CONTENTS OF REGISTRATION STATEMENT

           This Registration Statement on Form S-6 comprises the following papers and documents:

           The facing sheet on Form S-6.
           The Cross-Reference Sheet (incorporated by reference to the Cross-
             Reference Sheet to Amendment No. 2 to the Registration Statement of Schwab Trusts, Schwab Ten Trust, 1997 Series A).
           The Prospectus consisting of      pages.
           Undertakings.
           Signatures.

           Listed below is the name and registration number of the previous series of Schwab Trusts, the final prospectus of which properly supplemented, might be used as preliminary prospectuses for Schwab Trusts, Schwab Ten Trust 1999 Series
A. These final prospectuses are incorporated herein by reference.
               Schwab Trusts, Schwab Ten Trust, 1998 Series A
               (Registration No. 333-44589)
               Schwab Trusts, Schwab Ten Trust, 1998 Series B
               (Registration No. 333-53675)
               Schwab Trusts, Schwab Ten Trust, 1998 Series C
               (Registration No. 333-64293)

      Written consents of the following persons:
              Battle Fowler LLP (included in Exhibit 3.1)
              Ernst & Young LLP


      The following exhibits:

       *99.1.1      --   Reference  Trust  Agreement  including  certain
                         amendments  to the Trust  Indenture  and Agreement
                         referred to under Exhibit 99.1.1.1 below.
        99.1.1.1    --   Form of Trust Indenture and Agreement (filed as
                         Exhibit 1.1.1 to Amendment No. 2 to Form S-6
                         Registration Statement No. 333-31133 of Schwab
                         Trusts, Schwab Ten Trust, 1997 Series A on November
                         4, 1997 and incorporated herein by reference).
        99.1.3.5    --   Restated  Articles of  Incorporation of Charles
                         Schwab  & Co.,  Inc  (filed  as  Exhibit  1.3.5 to
                         Amendment No. 2 to Form S-6 Registration Statement
                         No. 333-31133 of Schwab Trusts,  Schwab Ten Trust,
                         1997 Series A on November 4, 1997 and incorporated
                         herein by reference).
        99.1.3.6    --   Certificate   of  Amendment  of  Articles  of
                         Incorporation  of Charles Schwab & Co., Inc (filed
                         as Exhibit  1.3.6 to  Amendment  No. 2 to Form S-6
                         Registration  Statement  No.  333-31133  of Schwab
                         Trusts,   Schwab  Ten  Trust,  1997  Series  A  on
                         November  4,  1997  and  incorporated   herein  by
                         reference).
        99.1.3.7    --   Amended and Restated Bylaws of Charles Schwab & Co.,
                         Inc (filed as Exhibit 1.3.7 to Amendment No. 2 to
                         Form S-6 Registration Statement No. 333-31133 of
                         Schwab Trusts, Schwab Ten Trust, 1997 Series A on
                         November 4, 1997 and incorporated herein by reference).
        99.1.3.8    --   Certificate of  Incorporation  of Reich & Tang
                         Distributors, Inc. (filed as Exhibit 1.3.5 to Form
                         S-6 Registration Statement No. 333-44301 of Equity
                         Securities  Trust,  Series 16,  Signature  Series,
                         Zacks All- Star Analysts  Trust III on January 15,
                         1998 and incorporated herein by reference).
        99.1.3.9.   --   By-Laws  of  Reich & Tang  Distributors,  Inc.
                         (filed as Exhibit  1.3.6 to Form S-6  Registration
                         Statement  No.  333-44301  of  Equity   Securities
                         Trust, Series 16, Signature Series, Zacks All-Star
                         Analysts   Trust  III  on  January  15,  1998  and
                         incorporated herein by reference).
       *99.3.1      --   Opinion of Battle Fowler LLP as to the legality
                         of  the  securities  being  registered,  including
                         their consent to the filing thereof and to the use
                         of their name under the headings  "Tax Status" and
                         "Legal  Opinions"  in the  Prospectus,  and to the
                         filing of their  opinion  regarding  tax status of
                         the Trust.
        99.6.0      --   Power of Attorney of Reich & Tang Distributors,
                         Inc.,  the  Depositor,   by  its  officers  and  a
                         majority of its Directors (filed as Exhibit 6.0 to Form S-6 Registration Statement No. 333-44301 of
                         Equity Securities

--------------------------------
*   To be filed by Amendment.

717909.1

                           Trust, Series 16, Signature Series, Zacks All-Star
                           Analysts   Trust  III  on  January  15,  1998  and
                           incorporated herein by reference).
        99.6.1      --     Powers of  Attorney  of  Charles  Schwab & Co.,
                           Inc.,  the  Depositor,   by  its  officers  and  a
                           majority of its Directors (filed as Exhibit 6.1 to
                           Form S-6  Registration  Statement No. 333-31133 of
                           Schwab Trusts,  Schwab  Strategic Ten Trust,  1997
                           Series A on July 11, 1997 and incorporated herein by reference).


-------------------------------------
*      To be filed by Amendment.


717909.1
                                      II-2

                           UNDERTAKING TO FILE REPORTS

         Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant, Schwab Trusts, Schwab Ten Trust, 1999 Series A, has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York and State of New York on the 24th day of February, 1999.

                                           SCHWAB TRUSTS, SCHWAB
                                           TEN TRUST, 1999 SERIES A
                                           (Registrant)



                                           CHARLES SCHWAB & CO., INC.
                                           (Depositor)



                                              By /s/ JIM WHITE
                                                 ------------------------------
                                                 Jim White
                                              (Authorized Signator)


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, who constitute the principal officers and a majority of the directors of Charles Schwab & Co., Inc., the Depositor, in the capacities and on the dates indicated.


        Name                      Title                                        Date

DAVID POTTRUCK             Chief Executive Officer and Director

STEVEN SCHEID              Chief Financial Officer and Director

CHARLES R. SCHWAB          Director                                     February 24, 1999



                                                     By  /s/ JIM WHITE
                                                         ----------------------
                                                         Jim White
                                                             Attorney-In-Fact*

--------
* Executed copies of Powers of Attorney were filed as Exhibit 6.1 to Registration Statement No. 333-31133 on July 11, 1997.

717909.1
                                      II-3

                           UNDERTAKING TO FILE REPORTS

         Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant, Schwab Trusts, Schwab Ten Trust, 1999 Series A, has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York and State of New York on the 24th day of February, 1999.

                                        SCHWAB TRUSTS, SCHWAB
                                        TEN TRUST, 1999 SERIES A
                                              (Registrant)

                                        REICH & TANG DISTRIBUTORS, INC.
                                              (Depositor)

                                        By   /s/ PETER J. DeMARCO
                                           -------------------------------------
                                               Peter J. DeMarco
                                               (Authorized Signator)

         Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons, who constitute the principal officers and a majority of the directors of Reich & Tang Distributors, Inc., the Depositor, in the capacities and on the dates indicated.


           Name                                Title             Date
          -----                                -----             ----
RICHARD E. SMITH, III        President and Director

PETER S. VOSS                Director

G. NEAL RYLAND               Director

STEVEN W. DUFF               Director

ROBERT F. HOERLE             Managing Director                 February 24, 1999

PETER J. DEMARCO             Executive Vice President
                                                               By  /s/ PETER J. DeMARCO
RICHARD I. WEINER            Vice President                      ----------------------
                                                                       Peter J. DeMarco
BERNADETTE N. FINN           Vice President                            Attorney-In-Fact*

LORRAINE C. HYSLER           Secretary

RICHARD DE SANCTIS           Treasurer

EDWARD N. WADSWORTH          Executive Officer

--------
*   Executed copies of Powers of Attorney were filed as Exhibit 6.0 to
    Registration Statement No. 333-44301 on January 15, 1998.



717909.1
                                      II-4

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference made to our firm under the caption "Independent Auditors" in Part B of the Prospectus and to the use of our report dated________, 1999, in this Registration Statement (Form S-6 No. 333-_______) of Schwab Trusts, Schwab Ten Trust, 1999 Series A.


New York, New York
_______, 1999                                          ERNST & YOUNG LLP




717909.1
                                      II-5